Exhibit 5.1

CLEARY GOTTLIEB STEEN & HAMILTON LLP

AMERICAS	ONE LIBERTY PLAZA	EUROPE & MIDDLE EAST
NEWYORK	NEW YORK, NY 10006-1470	ABUDHABI
SAN FRANCISCO	T:+1212 225 2000	BRUSSELS
SAO PAULO	F:+1212 225 3999	COLOGNE
SILICON VALLEY		LONDON
WASHINGTON, D.C.	clearygottlieb.com	PARIS
ASIA		ROME
HONG KONG
SEOUL

September 8, 2026
Somnigroup International Inc.
100 Crescent Ct. Suite 700
Dallas, Texas 75201
Re: Somnigroup International Inc. Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel to Somnigroup International Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-8 (the “Registration Statement”) filed today with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an aggregate of $32,497,073.26 of unsecured obligations of Leggett & Platt, Incorporated (“Leggett & Platt”) to pay deferred compensation obligations to certain individuals (the “Obligations”) in accordance with the terms of the Leggett & Platt, Incorporated Executive Diversified Program (as amended and restated, the “ESUP”) and the Leggett & Platt, Incorporated Deferred Compensation Program (as amended and restated and, together with the ESUP, the “Deferred Compensation Plans”), and an additional 501,626 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), which may be issued by the Company after the date hereof from the share reserve under the Leggett & Platt, Incorporated Flexible Stock Plan, as amended and restated, effective as of May 21, 2026 (the “Plan”) in connection with the completion of the merger contemplated by the Agreement and Plan of Merger, dated as of April 13, 2026 (the “Merger Agreement”), by and among the Company, Sparrow Unity Corporation, a wholly owned subsidiary of the Company, and Leggett & Platt. At the effective time of the merger, the Company assumed the obligations of Leggett & Platt under the Deferred Compensation Plans, and the Shares became available for issuance from the share reserve under the Plan. The Company completed the acquisition of Leggett & Platt pursuant to the Merger Agreement on August 26, 2026.
We have participated in the preparation of the Registration Statement and have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.
In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.
Cleary Gottlieb Steen & Hamilton LLP or an affiliated entity has an office in each of the locations listed above.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:
1.the Obligations, when incurred pursuant to the terms and conditions set forth in the Registration Statement and the prospectus delivered to participants in the Deferred Compensation Plans, will constitute the valid and legally binding obligations of the Company; and
2.the Shares have been duly authorized by all necessary corporate action of the Company and, when and to the extent issued, delivered and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.
Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the General Corporation Law of the State of Delaware that in our experience normally would be applicable to general business entities with respect to such agreement or obligation) and (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.
The foregoing opinion is limited to the General Corporation Law of the State of Delaware.
We hereby consent to the use of this opinion as a part (Exhibit 5.1) of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder. The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,
Cleary Gottlieb Steen & Hamilton LLP

By:	/s/ Lillian Tsu
Lillian Tsu, a Partner
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